EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jursidiction of Incorporation or Organization	Names under Which Subsidiaries Do Business

MAPICS Australia Pty. Ltd.	Australia	MAPICS Australia Pty. Ltd.
MAPICS do Brasil Ltda.	Brazil	MAPICS do Brasil Ltda.
3566196 Canada, Inc.	Canada	3566196 Canada, Inc.
MAPICS EMEA Support Center B.V.	Netherlands	MAPICS EMEA Support Center B.V.
MAPICS Sweden AB	Sweden	MAPICS Sweden AB
MAPICS Singapore Pte. Ltd.	Singapore	MAPICS Singapore Pte. Ltd.
MAPICS GmbH	Germany	MAPICS GmbH
MAPICS KK	Japan	MAPICS KK
MAPICS UK Ltd.	United Kingdom	MAPICS UK Ltd.
MAPICS France S.A.R.L.	France	MAPICS France S.A.R.L
MAPICS International Corporation	Barbados	MAPICS International Corporation
MAPICS, Hong Kong Limited	Hong Kong	MAPICS, Hong Kong Limited
MAPICS U, Inc.	Georgia	MAPICS U, Inc.
Pivotpoint, Inc.	Massachusetts	Pivotpoint, Inc.
Minx Software, Incorporated	Massachusetts	Minx Software, Incorporated
Thru Put Corporation	California	Thru Put Corporation
MAPICS China Ltd.	Hong Kong	MAPICS China Ltd.
MAPICS Guangzhou Software Co. Limited	China	MAPICS Guangzhou Software Co. Limited
FP Acquisition Sub, Inc	Georgia	FP Acquisition Sub, Inc